Exhibit 8

SUBSIDIARIES OF RADVISION LTD.

RADVISION Ltd. has the following wholly owned subsidiaries:

1.     RADVISION Inc. (incorporated in the United States)
2.     RADVISION B.V. (incorporated in the Netherlands)
3.     RADVISION (HK) Ltd. (incorporated in Hong Kong)
4.     RADVISION (UK) Ltd. (incorporated in the United Kingdom)
5.     RADVISION Communication Development (Beijing) Co. Ltd. (incorporated in China)
6.     RADVISION Japan KK (incorporated in Japan)
7.     RADVISION France S.A.R.L (incorporated in France)
8.     RADVISION GmbH (incorporated in Germany)